Exhibit 99.1

Contact:	David Young
TESSCO Technologies Incorporated
Chief Financial Officer
(410) 229-1380
young@tessco.com

For Immediate Release

TESSCO Announces Second Quarter Revenues and Earnings

Second Quarter Financial Highlights

•                  Total revenues of $132.5 million, up 12 percent year-over-year.

•                  Record number of monthly purchasing customers - up 5 percent year-over-year.

•                  Revenues per average customer, not including the major customer for cellular retail accessories, increased slightly.

•                  Earnings per share of $0.13.

•                  EBITDA of $2.5 million or $0.46 per share.

•                  Approximately 6 percent of outstanding shares repurchased during the quarter.

•                  Positive operating cash flow of approximately $1.9 million.

HUNT VALLEY, MARYLAND, OCTOBER 30, 2007 - TESSCO Technologies Incorporated (Nasdaq:TESS), a leading provider of the product and supply chain solutions needed to build, operate and use wireless systems, today announced its results for the second quarter ended September 30, 2007.

				Sequential	Year-over-year
$ in millions, except per share figures	Q2 FY08	Q1 FY08	Q2 FY07	change	change
Revenues	$132.5	$124.4	$118.7	7%	12%
Gross Profit	$28.7	$28.2	$30.0	2%	-4%
Net Income	$0.7	$0.9	$1.9	-17%	-61%
EPS, diluted	$0.13	$0.15	$0.29	-13%	-55%
EBITDA	$2.5	$2.7	$4.4	-7%	-42%
EBITDA per diluted share	$0.46	$0.48	$0.69	-4%	-33%

See discussion of EBITDA and reconciliation to net income below.

Commenting on the quarter, Chairman, President and CEO Robert B. Barnhill said, “During the quarter we continued to execute on the initiatives to expand our business into the new opportunities being created by the convergence of wireless voice, data and video, and to sell more of our existing product categories to more customers. Our results, however, fell short of our expectations.”

“In this quarter our earnings results were negatively impacted by the combined gross profit decline from a major customer for cellular retail accessories, and from a major OEM distribution relationship for cell phone repair parts.  We are working diligently to improve our margins through shaping the product mix purchased, and procurement and operational productivity. The margin in our other businesses remained stable, and revenues from these core businesses increased 6 percent year-over-year and 9 percent sequentially, but not fast enough to offset the gross profit erosion from the two important, but concentrated relationships. While we are still experiencing overall market slowness, the hesitancy we have seen from our customers appears to be improving slightly.”

-more-

“Earnings were also impacted by investments in marketing, sales, and operational capability and capacity to support our growth initiatives.   In this quarter we increased expenses to fund the start up of our new packaging center, and new branding and marketing programs.”

Mr. Barnhill continued, “We remain intensely focused on improving earnings through gross profit enhancement and expense reduction, and on reducing concentration by growing core customers and their monthly purchases.”

“As we look forward to the new fiscal year, we believe we will be in a strong position to capitalize on a strengthening market and emerging opportunities to accelerate revenues. On these revenues we are striving to improve gross profit margins, through pricing, procurement and operational initiatives, and contain fixed expenses. The net result should fuel excellent earnings growth.”

“TESSCO is the leader in delivering what, where and when customers need to build, operate, maintain or use wireless, with an extraordinary operational platform, depth of talent, and breadth of services.  In the quarters to come, we look forward to leveraging our capabilities and assets to deliver earnings growth and success for our customers, manufacturers, team members and shareowners.”

Second Quarter Corporate Financial Results (all comparisons are to last year’s second quarter unless indicated otherwise)

•                  Revenues, gross profit and gross margin

Revenues reached $132.5 million and gross profit totaled $28.7 million. Gross margin was 21.6 percent compared to 25.3 percent as a result of the change in our repair components business, as well as product mix and obsolescence related to sales to our accessory retail tier one carrier. Not including these two arrangements, our gross margin was 23.8 percent in the second quarter compared to 23.7 percent in the first quarter and 24.4 percent in the second quarter of last year.

•                  Operating expenses

Operating expenses totaled $27.3 million, a 1.8 percent increase resulting from marketing, sales, and operating costs to support our growth initiatives.

•                  Net income

Net income totaled $716,400, or $0.13 per diluted share, compared with $1.9 million, or $0.29 per diluted share.

•                  Inventory

Inventory turns improved to 9.8 from 6.0 driven largely by the repair and components business with a large OEM changing to a consignment model in the fourth quarter of last fiscal year.

•                  Receivables

Days sales outstanding increased from 33 to 38 partially due to the timing of sales during the various quarters to our tier one carrier.

•                  Cash

At quarter end, our cash balance was $2.4 million and the balance outstanding on our revolving line of credit was $4.4 million. Operating cash flow for the quarter totaled $1.9 million. Also, during the quarter, we repurchased 346,107 shares for approximately $4.8 million under our expanded stock buyback program. The buyback during the quarter represented approximately 6 percent of the shares outstanding at the beginning of the quarter.

Second Quarter Line of Business Operational Results (all comparisons are to last year’s second quarter unless indicated otherwise):

Network Infrastructure Equipment

Revenues totaled $42.3 million, decreasing 2.4 percent, as a result of lower sales of broadband products. Gross margin in this line of business remained relatively flat as buyers decreased by 1.1 percent and purchases per buyer declined by 1.2 percent.

Mobile Devices and Accessories

Revenues totaled $67.9 million, increasing 27.3 percent as a result of increases in sales of cellular accessories to resellers and users. Gross profit in this line of business declined as a result of product mix and obsolescence related to sales to our major carrier customer. The gross margin to other customers was flat. These customers grew by 9.7 percent and their monthly purchases increased by 9.8 percent.

Installation, Test and Maintenance

Revenues totaled $22.3 million, a 1.5 percent increase. Gross profit margin decreased to 21.5 percent from 34.8 percent as a result of the previously announced restructured relationship of the repair and components business, as the gross profit returned to historical levels as we previously advised. The gross margin for the non-repair parts portion of this line of business was 24.0 percent. Buyers in this line of business were essentially flat and purchases per buyer increased by 2.1 percent.

Acquisitions

NetForce Solutions, a provider of technical and sales training solutions to the wireless, telecommunications, and networking industries was acquired on July 2, 2007. NetForce has been integrated into the TESSCO training business and will complement the GigaWave business acquired last year. This acquisition furthers our ability to meet the significant increase in demand for technical and sales training in wireless and telecommunications.

Key Recognitions and Events

•                  The TESSCO Wireless Guide recently won the Silver Print Channel Award in the Syndicated/Co-op category during the 22nd Annual Multichannel Merchant Awards (MCM Awards), presented by MULTICHANNEL MERCHANT. The MCM Awards honor the finest business-to-business and business-to-consumer marketers from the catalog and e-commerce industry, and are the height of achievement for catalog and Web merchants. TESSCO’s ability to exceed industry standards for merchandising, marketing, service, production, and creativity, ultimately earned the Company a prestigious Silver Award for 2007.

•                  TESSCO recently received the Motorola Wireless Broadband Distributor of the Year Award for fiscal year 2007, for demonstrating the highest year-over-year sales growth of their products. During a ceremony on October 2, 2007 at the 2007 Motorola Channel Summit in Palm Springs, Florida, TESSCO was recognized as a top supplier of Motorola Canopy® products and solutions.

•                  In October, TESSCO hosted a VAR and Video Surveillance Symposium – a two-day event during which Value-Added Reseller customers were educated in new trends in the wireless market, as well as in WiMax, Wi-Fi and WLAN. The Symposium also included hands-on experience with video surveillance applications and provided a forum to the VARs to discuss current issues and opportunities to increase value add in the market.

•                  In October, TESSCO was named to Forbes’ elite list of America’s Best Small Companies for 2007 for its proven ability to demonstrate a consistent pattern of positive sales and profit growth. Inclusion on the Forbes annual list requires companies to meet a series of rigorous financial benchmarks as of October 1, 2007, including a share price above $5.00, annual sales between $5 million and $750 million (“small” by Forbes’ standards), and positive sales and net profit growth over the last twelve-month and five-year periods.

Stock Buyback Program

During the quarter, 346,107 shares of common stock were repurchased for approximately $4.8 million. To date 2,140,974 shares have been purchased under this program since it began in May 2003 at a total cost of approximately $28.3 million, or $13.20 per share. Up to 254,593 shares now remain available for repurchase from time to time in the open market, by block purchase, or through negotiated transactions, or possibly other transactions managed by broker-dealers. Purchases are funded from working capital and/or the Company’s credit facility. No timetable has been set for the completion of the program. On September 30, 2007, approximately 5.1 million shares of common stock were outstanding.

Business Outlook

The outlook below assumes, among other things, that trends we are experiencing in our markets will improve, and that we will continue investment in marketing, sales and operations that should accelerate the expansion of our business. In addition, the nature of our business is that we typically ship products within several days after booking orders, so the lack of an order backlog makes it inherently difficult to forecast future results.

We expect third quarter earnings per share to be significantly better than the second quarter, but our visibility into our fourth quarter is limited at this time. Subject to the foregoing, we are currently expecting earnings per share for the last six months of fiscal 2008 to be in the range of $0.35 to $0.45. As earnings per share for the first six months totaled $0.28, we are expecting earnings per share for fiscal year 2008 will be in the range of $0.63 to $0.73.

Rule 10b5-1 Stock Trading Plan

On November 1, 2007, the Company’s Chairman, President and CEO Robert B. Barnhill expects to replace the recently expired Rule 10b5-1 plan that he had previously adopted in November 2006 with a new Rule 10b5-1 stock trading plan to sell an additional portion of his company stock over time as part of his tax and estate planning.  The stock trading plan will be adopted in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934 and TESSCO’s policies regarding stock transactions. Under the terms of the new Rule 10b5-1 plan, Mr. Barnhill may sell shares of his company stock from time to time over term of the plan, up to a maximum of 200,000 shares, which represents a small portion of his current holdings. These transactions under Mr. Barnhill’s new Rule 10b5-1 plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be available through TESSCO’s Web site, TESSCO.com.

Conference Call

A conference call will be held on October 31, 2007 at 10:00 a.m. EDT to discuss the financial results for the second quarter of fiscal year 2008. The conference call will also be available via Web cast by visiting: http://www.tessco.com/go/pressroom.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts, and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Non-GAAP Information

EBITDA, a measure used by management to evaluate its ongoing operations and as an indicator of its operating cash flow (in conjunction with its cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges) is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the Company’s diluted weighted average shares outstanding.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA as used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the Company’s non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO:

TESSCO Technologies Incorporated is a provider of the product and supply chain solutions needed to build, operate and use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® provider of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill, contains forward-looking statements as to anticipated results and future prospects. These forward looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for the purchase of our products and services, including credit risk; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; our inability to protect certain intellectual property, including systems and technologies on which we rely; and our inability to hire or retain for any reason our key professionals, management and staff.

TESSCO Technologies Incorporated

Consolidated Statements of Income

	Fiscal Quarters Ended			Six Months Ended
	September 30, 2007	July 1, 2007	September 24, 2006	September 30, 2007	September 24, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$132,518,300	$124,430,100	$118,655,700	$256,948,400	$230,596,000

Cost of goods sold	103,837,700	96,269,100	88,625,800	200,106,800	172,481,000

Gross profit	28,680,600	28,161,000	30,029,900	56,841,600	58,115,000
Selling, general and administrative expenses	27,340,000	26,668,800	26,855,800	54,008,800	51,823,900

Income from operations	1,340,600	1,492,200	3,174,100	2,832,800	6,291,100

Interest, net	115,900	60,900	180,500	176,800	335,800
Income before provision for income taxes	1,224,700	1,431,300	2,993,600	2,656,000	5,955,300

Provision for income taxes	508,300	565,300	1,137,600	1,073,600	2,245,900

Net income	$716,400	$866,000	$1,856,000	$1,582,400	$3,709,400

Basic earnings per share	$0.13	$0.16	$0.30	$0.29	$0.60

Diluted earnings per share	$0.13	$0.15	$0.29	$0.28	$0.58
Basic weighted average shares outstanding	5,328,100	5,419,300	6,155,300	5,374,400	6,213,000
Diluted weighted average shares outstanding	5,538,600	5,694,400	6,338,000	5,616,500	6,375,800

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	September 30, 2007	April 1, 2007
		(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$2,390,800	$4,176,300
Trade accounts receivable, net	54,899,300	44,859,600
Product inventory	50,360,400	37,448,800
Deferred tax asset	3,460,100	3,460,100
Prepaid expenses and other current assets	3,693,100	1,959,500
Total current assets	114,803,700	91,904,300

Property and equipment, net	24,003,000	24,256,300
Goodwill, net	5,056,400	5,008,300
Other long-term assets	2,788,900	2,513,800
Total assets	$146,652,000	$123,682,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$71,453,400	$47,257,700
Payroll, benefits and taxes	3,026,800	6,658,500
Income and sales taxes	2,909,500	2,960,800
Accrued expenses and other current liabilities	1,165,800	1,143,800
Revolving line of credit	4,384,400	—
Current portion of long-term debt	358,300	356,200
Total current liabilities	83,298,200	58,377,000

Deferred tax liability	2,700,400	2,700,400
Long-term debt, net of current portion	4,023,500	4,203,200
Other long-term liabilities	1,505,400	1,250,800
Total liabilities	91,527,500	66,531,400

Shareholders’ Equity:
Preferred stock	—	—
Common stock	78,000	75,800
Additional paid in capital	30,182,200	27,463,700
Treasury stock, at cost	(33,454,300)	(27,216,200)
Retained earnings	58,316,600	56,806,300
Accumulated other comprehensive income	2,000	21,700
Total shareholders’ equity	55,124,500	57,151,300

Total liabilities and shareholder’s equity	$146,652,000	$123,682,700

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and
Amortization (EBITDA)

	Fiscal Quarters Ended			Six Months Ended
	September 30, 2007	July 1, 2007	September 24, 2006	September 30, 2007	September 24, 2006

Net income	$716,400	$866,000	$1,856,000	$1,582,400	$3,709,400

Add:

Provision for income taxes	508,300	565,300	1,137,600	1,073,600	2,245,900

Interest, net	115,900	60,900	180,500	176,800	335,800

Depreciation and amortization	1,203,400	1,229,900	1,182,200	2,433,300	2,320,300

EBITDA	$2,544,000	$2,722,100	$4,356,300	$5,266,100	$8,611,400

EBITDA per diluted share	$0.46	$0.48	$0.69	$0.94	$1.35
Diluted weighted average shares outstanding	5,538,600	5,694,400	6,338,000	5,616,500	6,375,800

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended September 30, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	$11,471	$568	$3,420	$15,459
Resellers	18,289	60,878	2,281	81,448
Users and Governments	12,494	3,520	16,626	32,640
Total Commercial/Government Revenue	42,254	64,966	22,327	129,547
Consumer Revenue	—	2,971	—	2,971
Total Revenue	$42,254	$67,937	$22,327	$132,518

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$2,801	$160	$834	$3,795
Resellers	4,513	11,040	663	16,216
Users and Governments	3,214	1,103	3,313	7,630
Total Commercial/Government Gross Profit	10,528	12,303	4,810	27,641
Consumer Gross Profit	—	1,040	—	1,040
Total Gross Profit	$10,528	$13,343	$4,810	$28,681

Change from the Quarter Ended September 24, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	(3.3)%	(5.8)%	13.4%	(0.2)%
Resellers	5.8%	28.2%	(13.3)%	20.9%
Users and Governments	(11.6)%	(0.5)%	1.7%	(4.0)%
Total Commercial/Government Revenue	(2.4)%	25.9%	1.5%	10.8%
Consumer Revenue	—	67.3%	—	67.3%
Total Revenue	(2.4)%	27.3%	1.5%	11.7%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(4.8)%	(16.7)%	3.3%	(3.7)%
Resellers	(1.4)%	17.4%	8.7%	11.1%
Users and Governments	(4.2)%	3.8%	(46.9)%	(28.4)%
Total Commercial/Government Gross Profit	(3.2)%	15.4%	(37.1)%	(5.3)%
Consumer Gross Profit	—	23.4%	—	23.4%
Total Gross Profit	(3.2)%	16.0%	(37.1)%	(4.5)%

Change from the Quarter Ended July 1, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	0.4%	(2.2)%	31.2%	5.8%
Resellers	4.1%	6.7%	(4.3)%	5.8%
Users and Governments	14.2%	8.5%	1.1%	6.6%
Total Commercial/Government Revenue	5.8%	6.7%	4.2%	6.0%
Consumer Revenue	—	35.4%	—	35.4%
Total Revenue	5.8%	7.7%	4.2%	6.5%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	4.6%	(2.4)%	23.2%	7.9%
Resellers	7.3%	(3.2)%	(17.1)%	(1.2)%
Users and Governments	14.0%	4.0%	(4.7)%	3.7%
Total Commercial/Government Gross Profit	8.5%	(2.6)%	(2.9)%	1.3%
Consumer Gross Profit	—	19.1%	—	19.1%
Total Gross Profit	8.5%	(1.2)%	(2.9)%	1.8%

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Six Months Ended September 30, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	$22,896	$1,149	$6,026	$30,071
Resellers	35,856	117,926	4,664	158,446
Users and Governments	23,437	6,763	33,065	63,265
Total Commercial/Government Revenue	82,189	125,838	43,755	251,782
Consumer Revenue	—	5,166	—	5,166
Total Revenue	$82,189	$131,004	$43,755	$256,948

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$5,478	$324	$1,511	$7,313
Resellers	8,718	22,449	1,463	32,630
Users and Governments	6,034	2,164	6,788	14,986
Total Commercial/Government Gross Profit	20,230	24,937	9,762	54,929
Consumer Gross Profit	—	1,913	—	1,913
Total Gross Profit	$20,230	$26,850	$9,762	$56,842

Change from the Six Months Ended September 24, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	(5.0)%	(8.7)%	(17.1)%	(7.8)%
Resellers	9.7%	37.9%	(12.0)%	28.3%
Users and Governments	(3.0)%	0.0%	(17.9)%	(11.2)%
Total Commercial/Government Revenue	1.5%	34.6%	(17.2)%	10.8%
Consumer Revenue	—	56.8%	—	56.8%
Total Revenue	1.5%	35.3%	(17.2)%	11.4%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(4.6)%	(14.1)%	(14.0)%	(7.2)%
Resellers	5.5%	31.9%	20.4%	23.1%
Users and Governments	2.3%	8.4%	(52.3)%	(32.3)%
Total Commercial/Government Gross Profit	1.6%	28.6%	(43.3)%	(2.8)%
Consumer Gross Profit	—	19.6%	—	19.6%
Total Gross Profit	1.6%	27.9%	(43.3)%	(2.2)%

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